EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 16, 2006, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the discontinued operations as discussed in the fifth paragraph of Note 3, as to which the date is July 17, 2006, relating to the consolidated financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of Southern Union Company, which appears in Southern Union Company’s Current Report on Form 8-K dated July 17, 2006.

/s/ PricewaterhouseCoopers LLP

Houston, Texas
November 8, 2006